                                                                 EXHIBIT (a)(10)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 15, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Merrill Lynch
 & Co., which is acting as the dealer manager (the "Dealer Manager"), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       AND
         ALL OUTSTANDING SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                VIXEL CORPORATION
                                       AT
                              $10.00 NET PER SHARE
                                       BY
                            AVIARY ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                               EMULEX CORPORATION

      Aviary Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Emulex Corporation, a Delaware corporation ("Emulex"), is offering to purchase all issued and outstanding shares of common stock, par value $.0015 per share, of Vixel Corporation, a Delaware corporation ("Vixel"), including the associated preferred stock or other rights issued pursuant to the Rights Agreement, dated as of November 15, 2000, between Vixel and Computershare Trust Company, Inc., as amended from time to time (together, the "Common Stock"), and all issued and outstanding shares of Series B convertible preferred stock, par value $.001 per share, of Vixel (the "Series B Preferred Stock," and together with the Common Stock, the "Shares" and each share thereof a "Share"), at a price of $10.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company of New York, which is acting as the depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay all fees and expenses of the Depositary, the Dealer Manager, and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in Vixel. Following consummation of the Offer, the Purchaser intends to seek representation on Vixel's Board of Directors and to seek to have Vixel consummate the merger described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, NOVEMBER 12, 2003, UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (A) THAT NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH ANY SHARES OF COMMON STOCK THEN OWNED BY EMULEX OR THE PURCHASER (WITHOUT GIVING EFFECT TO SHARES SUBJECT TO PURCHASE UNDER THE PURCHASER OPTION (AS DEFINED BELOW) OR THE STOCKHOLDERS AGREEMENT (AS DEFINED BELOW)), REPRESENTS GREATER THAN 50.1% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (EXCLUDING THE CONVERSION OF THE SERIES B PREFERRED STOCK) AND (B) THAT NUMBER OF SHARES OF SERIES B PREFERRED STOCK WHICH, TOGETHER WITH ANY SHARES OF SERIES B PREFERRED STOCK THEN OWNED BY EMULEX OR THE PURCHASER (WITHOUT GIVING EFFECT TO SHARES SUBJECT TO PURCHASE UNDER THE PURCHASER OPTION OR THE STOCKHOLDERS AGREEMENT), REPRESENTS GREATER THAN 50.1% OF THE SERIES B PREFERRED STOCK OUTSTANDING ON A FULLY DILUTED BASIS AND (2) THE SATISFACTION OF CERTAIN OTHER CONDITIONS AS CONTAINED IN THE OFFER TO PURCHASE, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2003 (the "Merger Agreement"), by and among Emulex, the Purchaser and Vixel, pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), the Purchaser will be merged with and into Vixel and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into Vixel, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger." At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held by Vixel as treasury stock, Shares held by Emulex, the Purchaser or any other wholly owned subsidiary of Emulex and Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who complies with Section 262 of the Delaware General Corporation Law ("Delaware Law")) will be canceled and retired and converted into the right to receive the $10.00 per Share (or any greater amount per Share paid pursuant to the Offer) in cash, without interest.

      THE BOARD OF DIRECTORS OF VIXEL HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF VIXEL'S STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF SUCH SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

      As a condition and inducement to Emulex's and the Purchaser's willingness to enter into the Merger Agreement, certain stockholders of Vixel (each a "Stockholder") entered into a Stockholders Agreement, dated as of October 8, 2003, with Emulex and the Purchaser (the "Stockholders Agreement"). The Stockholders Agreement provides for the tender into the Offer of all Shares held by the Stockholders, which as of September 28, 2003 represented approximately 11% of the issued and outstanding shares of Common Stock (assuming the conversion of the Series B Preferred Stock held by certain Stockholders and excluding warrants and stock options that certain Stockholders may exercise for 859,058 shares and up to 456,666 shares, respectively, of Common Stock), including any Shares acquired after the date of the Stockholders Agreement, whether upon the exercise of warrants or options to acquire Shares or otherwise. The Stockholder Agreement also requires the Stockholders to vote such Shares (1) in favor of approval and adoption of the Merger Agreement (as the same may have been amended or revised) and any action required in furtherance thereof, (2) against any agreement or transaction to an acquisition proposal other than as proposed by Emulex or the Purchaser and (3) against any proposal, action or transaction that would prevent, or materially impede or delay, the consummation of the Offer or Merger. Shares subject to the Stockholders Agreement, and warrants and stock options held by the Stockholders, are also subject to certain restrictions on transfer under the Stockholders Agreement.

      Also as a condition and inducement to Emulex's and the Purchaser's willingness to enter into the Merger Agreement, Vixel entered into a Purchaser Option Agreement, dated October 8, 2003, by and between Emulex, the Purchaser and Vixel, pursuant to which Vixel granted the Purchaser an irrevocable option (the "Purchaser Option") to purchase, for the Offer Price, shares of Common Stock and/or Series B Preferred Stock, in such relative amounts as determined by the Purchaser in its discretion (subject to the number of authorized shares of Series B Preferred Stock available for issuance), up to 19.9% in the aggregate of the then-outstanding shares of Common Stock and Series B Preferred Stock on an "as-converted" basis (collectively, the "Optioned Shares"). The exercise of the Purchaser Option for Common Stock is conditioned upon the Purchaser and Emulex owning in the aggregate, immediately following such exercise, at least 90% of the outstanding shares of Common Stock. The exercise of the Purchaser Option for Series B Preferred Stock is conditioned upon the Purchaser and Emulex owning in the aggregate, immediately following such exercise, at least 90% of the outstanding shares of Series B Preferred Stock.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary at one of its addresses appearing on the back cover of the Offer to Purchase of
(1) certificates representing, or a timely Book-Entry Confirmation with respect to, such Shares into the Depositary's account at the Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in
Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal.

      The Purchaser may, without the consent of Vixel, (1) if at any scheduled expiration of the Offer any of the conditions to the Purchaser's obligation to accept Shares for payment shall not be satisfied or waived, extend the Offer beyond the Expiration Date (defined below) for a time period reasonably necessary to permit such condition to be satisfied, (2) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission, or the staff thereof, applicable to the Offer or (3) extend (or re-extend) the Offer for an aggregate period of not more than five business days beyond the latest applicable date that would otherwise be permitted under clause (1) or (2) of this sentence, if, as of such date, all of the conditions to the Purchaser's obligations to accept Shares for payment are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary on a fully diluted basis to permit the Merger to be effected without a meeting of Vixel's stockholders in accordance with Delaware law. The Purchaser may, without the consent of Vixel, also extend the Offer in accordance with Rule 14d-11 under the Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Vixel. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on November 12, 2003, unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

      Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

      Shares tendered pursuant to the Offer may be withdrawn (pursuant to the procedures set forth below) at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 14, 2003 unless such Shares have been accepted for payment as provided in the Offer to Purchase. No withdrawal rights will apply to Shares tendered into a subsequent offering period under Rule 14d-11 of the Exchange Act and no withdrawal rights apply during a "subsequent offering period" under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and class of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (a financial institution, including most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Security Transfer Agent's Medallion Program, or any other "eligible guarantor institute," as such term is defined in Rule 17Ad-15 under the Exchange
Act), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as contained in Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding.

      The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the Alternative Minimum Tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger see Section 5 -- "Certain United States Federal Income Tax Consequences" of the Offer to Purchase.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      Vixel has provided the Purchaser with Vixel's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Requests for additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager, Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                         (MACKENZIE PARTNERS, INC. LOGO)
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885
                       E-mail: proxy@mackenziepartners.com

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                           Four World Financial Center
                            New York, New York 10080
                          (866) 276-1462 (Call Collect)

October 15, 2003